ETF Opportunities Trust 485BPOS

Exhibit 99(p)(10)

CULTIVAR CAPITAL, INC.

CODE OF ETHICS

INTRODUCTION

Cultivar Capital, Inc.’s (“Cultivar” or “Firm”) investment advisory business involves a relationship of trust and confidence with its clients. That relationship is largely defined by the terms of its investment management agreements with Cultivar’s clients (“Client Agreements”). The Firm is also subject to various laws and regulations that govern investment advisers’ conduct. This Code of Ethics and Conduct describes the general standard of conduct expected of all employees and focuses on specific areas where employee conduct has the potential to affect Cultivar’s clients’ interests adversely. Any violations (whether by oneself or by another Cultivar employee) must be reported to the Chief Compliance Officer (“CCO”) immediately upon discovery.

CULTIVAR IS A FIDUCIARY

The Investment Advisers Act of 1940 imposes a fiduciary duty on investment advisors which applies to the entire relationship between the Firm and its clients. As a fiduciary, Cultivar has a duty of utmost good faith to act solely in the best interests of each of its clients.

A fiduciary owes its clients the duty of care which includes the following duties:

●	To provide advice in the client’s best interest,

●	To seek best execution, and

●	To provide advice and monitoring over the course of the relationship.

The duty of loyalty entails making full and fair disclosure of all material facts concerning the relationship, including all conflicts of interest.

A breach of fiduciary duty may subject Cultivar and/or its employees to civil liability and, in extreme cases, to criminal prosecution. It may also expose the Firm and its employees to sanctions by regulatory authorities. This fiduciary duty is the core principle underlying this manual and represents the expected basis of all of Cultivar dealings with the Firm’s clients.

Additionally, because Cultivar offers financial planning as a service to its clients and has employees holding the CFP designation, Cultivar is also held to the CFP Board Standards of Conduct issued October 2019.

STANDARDS OF CONDUCT

a.	General Policy

The following basic principles guide all aspects of the Firm’s business and represent the minimum standards to which Cultivar expects employees to adhere:

1)	Cultivar’s clients’ interests come before employees’ personal interests and, except to the extent otherwise provided in Client Agreements, before the Firm’s interests.

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Code of Ethics

As of November 2021

2)	The Firm must disclose fully all material facts about conflicts of which it is aware between the Firm’s and its employees’ interests on the one hand and clients’ interests on the other.[1]

3)	Employees must operate on the Firm’s and their own behalf consistently with the Firm’s disclosures to and arrangements with clients regarding conflicts and its efforts to manage the impacts of those conflicts.

4)	The Firm and its employees must not take inappropriate advantage of the Firm’s or their positions of trust with or responsibility to clients.

5)	The Firm and its employees must always comply with all applicable securities laws.

6)	Cultivar expects employees to spend their work days on firm business.

It is each employee’s duty to consider and adhere to these principles in all of his or her activities that involve the Firm and its clients and to report to the CCO any activities he or she believes may constitute or involve a violation of any law or any provision of this Code.

DEFINITIONS

For purposes of this Code, the term “employee” includes not only employees within the ordinary sense of the term, but also officers who function as employees (even if they are compensated solely through their member interests), officers, others who occupy a status similar to that of an officer or a director and others (could include certain types of independent contractors) whose activities are subject to the Firm’s supervision and control and include providing investment advice to clients.[2]

Different employees have different responsibilities, different levels of control over investment decision-making for clients and different access to information about investment decision-making and implementation.

Access Persons

All employees (including temporary personnel such as clerical personnel provided by an agency who are so designated by the CCO) who, in the course of their normal functions or duties, make, participate in or obtain information about clients’ purchases or sales of securities. Because of the Firm’s size and the range of duties that employees may have, all of the Firm’s employees and officers are considered “Access Persons.” Access Persons include: Thomas Muir, Sara Foster, Janet Davis, Keith Henderson and Paul Ucheoma.

1 The Firm’s and its employees’ interests in some respects inevitably conflict with clients’ interests. The Firm tries to manage those conflicts in ways that its clients know about and that are fair under all the circumstances.

2 Some persons who do not function as employees and some consultants may be subject to some but not all of the provisions of this Code. The CCO, in consultation with management, will determine whether and to what extent to subject those personnel to this Code, depending on, among other things, the extent to which those personnel may have access to confidential information about, for example, the Firm’s involvement in particular investments.

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Personal Account	Any account in which the Firm or an Access Person has a beneficial interest, other than an account over which the Access Person has no direct or indirect influence or control. Personal Accounts typically include accounts held in an Access Person’s name and other accounts held in the various forms described in Appendix A. These include accounts at brokerage firms, banks and any other institution that effect Securities transactions or hold Securities. Please note that these include accounts in the name of an Access Person’s spouse.
Beneficial Interest or Beneficial Ownership	The concept of “beneficial ownership” of securities is broad and includes many diverse situations. An employee has a “beneficial interest” not only in securities he or she owns directly, but also in securities held by (i) his or her spouse, minor children or relatives who live full time in his or her home, (ii) another person if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, agreement or other arrangement) and (iii) certain types of entities that the employee controls or in which he or she has an equity interest. Appendix A contains examples of common beneficial ownership arrangements. It is very important to review Appendix A in determining compliance with reporting requirements and trading restrictions.
Non-reportable Security	Direct obligations of the United States Government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by money market funds, by open-end investment companies (i.e., mutual funds) and by unit investment trusts that are invested exclusively in mutual funds.
Reportable Security

With the exception of non-reportable securities listed above, any note, stock, bond, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.

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ETFs	Personal trades in Exchange Traded Funds must be reported and require preclearance of trades.
Restricted List	A list of securities for which Access Persons are prohibited from enacting any trades.

PERSONAL SECURITIES TRADING

a.	General Policy

Mutual Funds: Cultivar, or individuals associated with Cultivar, may buy or sell securities identical to those recommended to customers for their personal accounts. Cultivar often recommends mutual fund portfolios to its clients. Mutual funds are traded at the close of each trading day, thereby eliminating any price advantage that a person associated with Cultivar might reserve over Cultivar’s clients. Therefore, Cultivar’s employees are allowed to trade in mutual funds at their discretion.

Equities and Other Securities: Employees may not trade in names on the restricted list. Cultivar employees may trade in equities and other securities after approval by the Chief Compliance Officer. Employees may participate in equity block trades with clients (receiving the same price), or employee trades may occur no sooner than the day after trades placed on behalf of clients. In addition, any related person(s) may have an interest or position in a certain security that may also be recommended to a client. Investing in IPOs or private placements in personal accounts must be preapproved by the Chief Compliance Officer. Employees request this approval by completing Appendix C, which must be signed by the CCO.

The Code of Ethics (particularly the personal trading policy) must be disclosed in Cultivar’s Form ADV.

Personal Trades	Not Allowed	Allowed	Need Preclearance	Need to Report
ETFs, equities, bonds or any derivatives		✓	✓	✓
Mutual funds		✓
Private placements/IPOs		✓	✓	✓

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b.	Procedures for Conducting Personal Account Transactions

(1)       Preclearing Transactions. Before participating in an IPO or a private placement or before placing an order to buy or sell a Reportable Security in a Personal Account, each Access Person must submit a completed and signed Personal Account Trading Request Form (see Appendix C) to the CCO for approval.[3] If the CCO approves the transaction (as evidenced by his/her countersignature on the Request Form), the Access Person may place the trade during the three trading days after receiving the approval (or whatever other period the CCO specifies on the approval form).

The CCO may disapprove a proposed transaction for any reason but need not explain his or her reasoning to the requesting employee. Here are some factors that may (but need not) influence the decision:

●	Whether the transaction represents an investment opportunity that should be offered to the Firm’s client accounts before employees take advantage of it.

●	Whether the transaction involves a security that is being bought or sold for clients or is being considered for purchase or sale on behalf of clients.

●	Whether the transaction is otherwise prohibited under any of the Firm’s internal policies.

●	Whether the transaction is inconsistent with applicable law.

●	Whether the transaction might create an appearance of impropriety.

The Firm may, in the CCO’s discretion, terminate any approval of a proposed transaction based on, for example, a decision to effect transactions for clients in the relevant or a related Reportable Security. Similarly, the Firm may, in the CCO’s discretion, require an Access Person to cancel pending orders or freeze or reverse transactions, based on developments or information that leads the CCO to believe the transaction may involve a violation of law or Firm policies. Any such cancellation, freeze or reversal may, in the CCO’s discretion, be at the Access Person’s expense.

(2)       Front Running. No employee may effect a transaction in a Reportable Security for a Personal Account if the employee knows that the Firm is effecting (i.e., has an unexecuted order pending) or considering effecting a “same way” transaction in the same Reportable Security for client accounts.[4] Transactions in options, derivatives or convertible instruments that are related to a Reportable Security in which the Firm is effecting or considering effecting transactions for client accounts are subject to the same limitations. The CCO may consider exceptions to this prohibition, but exceptions will be rare.

3 Reminder: This applies to all securities transactions, not just transactions in the public markets. In fact, Investment Adviser Act regulations require preapproval of all investments in private placements (as well as public offerings).

4 Trading while aware of pending or contemplated client transactions is also prohibited by the policies and procedures related to “Misuse of Confidential Information” below.

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Code of Ethics

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c.	Reporting Obligations

Each Access Person must report the following securities holdings and transactions to the Firm as follows. Access Persons are required to move all personal accounts to Charles Schwab & Co., Inc. (“Schwab”), unless otherwise allowed by the CCO.

(1)       List of Accounts and Annual Report of Holdings. Each Access Person must provide a list of all Personal Accounts in which he or she has a beneficial interest and of all of his or her current holdings of Reportable Securities at least annually. The list should be in the form of Appendix D (or duplicate brokerage statements accompanied with a statement that the Access Person has no other accounts containing securities or holds no private placements) and must be provided not more than 10 days after the Access Person became an Access Person and on or before February 14 of each year thereafter. Information must be as of a date no more than 45 days before the date the report is submitted or, for annual reports provided before February 14 of a year, as of December 31 of the preceding year. The CCO reviews these reports as received to ensure that all required trades were reported and that there are no holdings in conflict with client positions.

Please note that each year each Access Person must provide both a statement of holdings and Appendix D, with the Access Person’s signature attesting that no additional securities are owned beyond those showing on the statements provided.

(2)       Duplicate Statements. Until accounts are moved to Schwab, duplicate copies of all account statements issued by the Approved Employee Broker must be sent to the CCO or provided by the Access Person to the CCO. Access Persons must make these arrangements before executing any transactions with an Approved Employee Broker.

(3)       Quarterly Reports. A Quarterly Transaction Report in the form of Appendix E must be submitted no more than 30 days after the end of each calendar quarter. The report must represent that, except as disclosed on the report, and other than the transactions detailed in the Access Person’s account statements supplied to the CCO or visible through the custodian, the Access Person has not entered into any transactions in Reportable Securities. The CCO reviews quarterly transaction reports to ensure that required preapproval had been granted and to ensure that no personal trades conflicted with trades placed on behalf of clients.

Please note that each quarter each Access Person must provide both statements and Appendix E, with the Access Person’s signature attesting that no additional trades have been enacted in the prior quarter.

d.	Chief Compliance Officer’s Procedures

The CCO is responsible for implementing the following procedures related to transactions in Personal Accounts. The CCO will:

●	Implement the procedures specified above for Personal Trading and Outside Employee Activities.

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●	At least quarterly, compare Personal Account Trading Request and Authorization Forms with Personal Account trading information as to the relevant Access Persons.

●	Annually, compare the change in holdings for each Access Person to be certain all trades were reported as required.

●	Document any occurrence that he determines is a violation of this policy. The CCO will determine an appropriate sanction for the violation.

●	Make himself available to assist employees with questions regarding this policy.

●	Document all monitoring activities required by this code.

●	Review this Code on a regular basis and update it as necessary.

e.	Violations of the Personal Trading Policy

The Firm may impose a variety of sanctions for violations of these Personal Trading procedures. They may range from verbal reprimand to termination of employment and may include disgorgement by the Access Person of any profit on the transaction to Cultivar. Disgorged profits may be paid to the Firm’s clients that were affected by the violation.

INSIDE INFORMATION

a.	General Policy

Employees may acquire confidential and sensitive information during the course of performing their duties. Employees must not use this information to benefit themselves or the Firm, either by trading based on it (“insider trading”) or by providing it to others (“tipping”). Appendix B to this Code describes more fully what constitutes insider trading and tipping and the legal penalties for engaging in those activities.

b.	Types of Confidential Information

This Code discusses two types of confidential information: Company Inside Information and Firm Inside Information.

●	“Company Inside Information” is material nonpublic or confidential information about the issuer of a security or about the security itself.

●	“Firm Inside Information” is information about decisions the Firm is making or actively contemplating making about securities transactions and holdings in client accounts.

c.	Access to Confidential Information

The Firm must store materials that contain confidential information (of all types) in a manner reasonably designed to prevent access by unauthorized personnel. Generally this information should be available only to employees (and outside service providers such as attorneys) who have a “need to know” it in order to perform their duties for the Firm. Employees should keep all confidential documents hidden from public view when not in use. The Firm maintains password protection and other procedures to safeguard computer files from unauthorized access.

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As of November 2021

d.	Permitted and Prohibited Uses of Confidential Information

(1)       Company Inside Information. Some employees may receive Company Inside Information about issuers in whose securities Cultivar has invested or are considering investing client assets. Cultivar may use this information only for the purposes contemplated by the relationship (assuming they are lawful) and in accordance with any agreement with the issuer. Neither the Firm nor any employee may trade while in possession of Company Inside Information.

(2)       Firm Inside Information. Most employees will frequently obtain Firm Inside Information in the normal course of their duties. They may use it only to perform their ordinary business functions. For example, portfolio managers and traders may use information about clients’ securities transactions and holdings to determine whether to buy additional securities for those clients or to sell some or all of the clients’ positions. Employees may not use Firm Inside Information to trade for the benefit of Personal Accounts. Procedures for trading in these circumstances are included in Cultivar’s Trading Policies and Procedures.

e.	Special Procedures Relating to Directorships

In connection with certain investments, the Firm may have a representative on the Board of Directors of an issuing company.[5] Company Inside Information that a representative receives will generally be attributed to the Firm. Thus, the Firm will be subject to all restrictions on transactions in that issuer’s securities that apply to the representative.[6] These typically include complying with issuer’s so-called “windows” policies, which prohibit directors from trading except in designated “open-window” periods when the issuer is confident that all material information has been disclosed to the public. Any employee who serves as a director of a publicly traded company must keep the CCO fully informed on a current basis as to all periods during which the trading window for the relevant company is “open” and those during which it is “closed.” Each such employee must also inform the CCO immediately if, during any “open” period, the employee receives Company Inside Information (thus “closing” the window as to the Access Person and the Firm). The CCO will designate the subject security “restricted” during all periods for which the issuer’s trading window is closed, as well as during all periods in which the employee/director is in possession of Company Inside Information. The CCO will notify Trading and whatever other personnel may be appropriate to notify of any such “restricted” status — and of the termination of that status — and the CCO generally will not approve transactions in the relevant securities for Personal Accounts while the restricted status endures.

5 Directorships of for-profit companies are discouraged except in connection with the Firm’s investments of client assets.

6 If the Firm were to consent to an Access Person serving as a director of a publicly traded company other than in connection with client investments in that company, the Firm would probably impose similar restrictions on Firm trading.

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As of November 2021

f.	Procedures Regarding Receipt of Information That May Be Confidential

(1)      In the course of deciding whether or not to effect a transaction, either for a Personal Account or for a client account, in addition to complying with preapproval procedures and other Firm procedures and policies, an employee should ask himself/herself whether they have any information that may constitute either Company Inside Information or Firm Inside Information. The employee should review the definitions in this Code and Appendix B for help, as well as consult with the CCO if they have any questions whatsoever.

(2)      If an employee has any reason to believe he/she may have Company Inside Information, he/she should take the following actions:

(a)	Report the matter immediately to the CCO, disclosing all information believed to be relevant.

(b)	Do NOT buy or sell any security to which the information relates — for any Personal Accounts or for any account the Firm manages.

(c)	Do NOT communicate the information to anyone within or outside the Firm, other than the CCO. In addition, take care that the information is secure.

(3) If any employee has reason to believe he/she may have Firm Inside Information, the following actions should be taken:

(a)	The employee must NOT buy or sell any security to which the information relates for any Personal Accounts.

The CCO will instruct the employee about how long to continue these restrictions on trading and communication. All questions must be resolved about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action to the satisfaction of the CCO before the employee may effect the transaction or communicate the information.

g.	Chief Compliance Officer’s Procedures

Whenever it is determined that an employee has received confidential information, the CCO will effect whatever measures are, in his or her judgment, appropriate to prevent dissemination of such information.

●	Review trading activity in all accounts the Firm manages with whatever frequency the CCO determines is appropriate.

●	Review trading activity in all Personal Accounts with whatever frequency the CCO determines is appropriate. This may include sampling.

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●	Conduct an investigation when he or she has reason to believe that any employee has received and traded on confidential information or has disseminated such information to other persons.

●	In consultation with Management, apply any sanctions he or she determines are appropriate to any violation of this Code.

GIFTS, POLITICAL CONTRIBUTIONS AND OUTSIDE EMPLOYEE ACTIVITIES

a.	Personal Gifts

(1)       General Policy. Employees may not receive personal gifts that could induce them to take actions in client accounts for reasons other than Cultivar’s clients’ best interests. Employees may not accept gifts of cash or cash equivalents and must evaluate entertainment to determine if it might be excessive. When in doubt, do not accept a gift or entertainment, or check with the CCO.

(2)       Compliance Procedures. An employee must report promptly to the CCO any personal gift presented to the employee by someone outside the Firm, whether it is cash, wine, tickets, a trip, favors, etc. Generally, the Firm does not allow employees to accept gifts of more than $200. If a gift appears to be excessive in value, the CCO will determine the appropriate response, which may include, among other outcomes, returning the gift, giving it to charity or sharing it among all Firm employees.

b.	Political Contributions

Political contributions need preapproval. All Covered Associates (as defined below) will be required to report all political contributions exceeding

●	$150 to state and local political candidates, campaigns, PACs or political parties for which the contributor is not entitled to vote for the prior two years or
●	$350 to state and local political candidates, campaigns, PACs or political parties for which the contributor is entitled to vote for the prior two years,

and from that time forward, on an annual basis. Cultivar will be unable to market to public funds if Cultivar (or any of its Covered Associates) made a donation in the prior two years to an individual in a position to select the manager for that fund. For more detailed information, please see below.

Applies to Covered Associates
General partner, managing member, executive officers or employees who solicit government entities (state or local)
Prohibitions	De Minimis Exception (Contributions Allowed)	Exception for New Covered Associate

Provide IA services to State or local government entity if firm or Covered Associate

1)  Made a political contribution within 2 years to an official of that entity

2)  Paid or pays a solicitor to government entities unless is a regulated person or employee

3)  Coordinated or solicited a PAC to contribute to an official of that entity

4)  Paid the political party of the State or locality

	<$150 to one official per election if contributor is not eligible to vote in the election <$350 to one official per election if contributor is eligible to vote in the election	Exception if contribution was made more than 6 months before person became Covered Associate and does not solicit government entities
Exception for Certain Returned Contributions	Contribution Amount	Limits to Exceptions
Contributions will not be counted if: 1) The discovery is made within 4 months of the contribution date and 2) The contribution is returned within 60 days of discovery	<$350	A firm may be granted exceptions by the SEC with the following limits, allowing only one limit/employee/year: <50 employees, 2/year

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c.	Service as a Public Company Director

No Access Person may serve as a director of a publicly held company without prior approval by the CCO based upon a determination that service as a director would be in the best interests of any client of the Firm or at least not adverse to those interests.

d.	Other Outside Business Interests

(1)       General Policy. Except for service as public company directors (which is subject to the procedure discussed above), Access Persons may not engage in significant business activities outside of their activities for the Firm without disclosing those activities to the CCO by completing Appendix F. The Firm may prohibit activities that the CCO, in his or her discretion, believes (i) may pose a significant conflict of interest with the Firm’s activities, (ii) could result in interruption in service to its clients or (iii) could result in adverse publicity for the Firm.

(2)       Compliance Procedures. Each employee must take the following steps to comply with the Firm’s policy regarding outside business activities:

(a)	At or before commencement of employment, complete and submit to the CCO a Statement of Outside Business Activities in the form of Appendix F. Employees must discuss any disclosed activities with the CCO at his/her request to enable him/her to determine if the activities might result in a significant conflict of interest with Cultivar’s activities or such employee’s activities on Cultivar’s behalf.

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(b)	Bring to the attention of the CCO any prospective plans to engage in any such activities prior to initiating them.

(c)	Provide the CCO annually with an updated Appendix F indicating any changes to the information contained in Appendix F previously submitted.

Any information submitted to the CCO under this policy will be considered confidential and will not be discussed with anyone other than senior management or Cultivar’s professional advisors without the employee’s permission.

e.	Involvement in Litigation

Each employee must advise the CCO immediately if they become involved in any litigation, including threatened litigation, or any administrative investigation or proceeding of any kind. Each employee must also report to the CCO if they receive any subpoena, are arrested, become subject to any order or are contacted by any regulatory authority.

POTENTIAL CONFLICT OF INTEREST

a.	Position Conflicts

Should the Firm cause one Client account to buy a security and another Client account to sell or short the same security, such opposing positions are not permitted within the same account or within any accounts managed by the same portfolio manager without- prior trade approval by the CCO. In addition, transactions in investments by one or more affiliated Client accounts may have the effect of diluting or otherwise disadvantaging the vales, prices or investment strategies of other Client accounts.

Generally, the Firm does not purchase, sell or hold securities on behalf of Clients contrary to the current recommendations made to other affiliated Client accounts. However, because certain Client accounts may have investment objectives, strategies or legal, contractual, tax or other requirements that differ (such as the need to take tax losses, realize profits, raise cash, diversification, etc.), the Firm may purchase, sell or continue to hold securities for certain Client accounts contrary to other recommendations. In addition, the Firm may be permitted to sell securities or instruments short for certain Client accounts and may not be permitted to do so for other affiliated Client accounts.

b.	Conflicts Related to Investments in Affiliated Fund

The Firm may recommend an investment in the Cultivar ETF, an exchange traded fund to certain Clients based on their financial situations and investment objectives. When this occurs, a potential conflict of interest exists since the Firm is the Adviser to the Cultivar ETF. However, the Firm will be waiving its current advisory fee on the assets invested in the Cultivar ETF to mediate this potential conflict of interest. Moreover, the Firm will conduct training of its personnel, perform periodic review of the investment selections, provide appropriate disclosures, and implement applicable policies and procedures.

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WHISTLEBLOWING

a.	General Policy

Firm employees are encouraged to report potential violations of the Code of Ethics or other illegal or unethical behavior to the CCO or senior management of the Firm. Firm employees are also encouraged to discuss situations that may present ethical issues with such persons. The Firm will endeavor to maintain the confidentiality of reported violations, subject to applicable law, regulation or legal proceedings.

The Firm will not permit retaliation of any kind by, or on behalf of, the Firm or any employee against any individual for making good faith reports of violations to this Code of Ethics or any securities laws.

RECORDKEEPING AND ADMINISTRATION

The CCO is responsible for implementing this Code and, in connection with doing so, following these procedures:

●	Provide each employee with a copy of this Code, as it may be amended or supplemented.

●	Obtain each employee’s written acknowledgement that he or she has received a copy of this Code.

●	Maintain in the Firm’s records for the periods required by applicable regulations:

○	A copy of this Code and each revision of this Code.

○	A copy of each employee’s written acknowledgement of receipt of this Code.

○	A record of each violation of this Code and the actions taken as a result of that violation and records of employee reports pursuant to this Code.

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ANNUAL ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION

I have read, understand and acknowledge that I am subject to and agree to abide by the terms and provisions set forth in this compliance manual, including Cultivar’s Code of Ethics, and the information set forth in the Form ADV Part 2. I further certify that I have made all disclosures and reports required pursuant to this compliance manual, including the Code of Ethics, and the Form ADV Part 2 and that such disclosures and reports are true and accurate in all respects. If I become aware of changes such that the ADV is no longer correct, I will notify the CCO immediately. I understand that violations of this manual or the Code of Ethics would subject me to sanctions, up to and including termination of my employment with Cultivar for cause.

I acknowledge that I have received, read and understood Cultivar’s Code of Ethics and Policies and Procedures Manual). With respect to the most recently ended calendar year (or if shorter, for so long as he or she has been employed by Cultivar) the undersigned specifically:

☐	obtained pre-approvals for any outside business activities, to the extent required by the Code of Ethics, and promptly disclosed any material changes with respect to any outside business activities to the CCO;
☐	reported any gifts given or received in excess of $100, as required by the Code of Ethics;
☐	reported violations of the Compliance Manual of which he/she was aware to the CCO.
☐	forwarded all texts to my Cultivar email address.
☐	followed the Firm’s CyberSecurity policy.
☐	I have not discussed company business on social networking sites such as Facebook, Twitter, LinkedIn, Instagram and Snapchat or personal blogs that refer to the Firm or my activities on behalf of the Firm without the CCO’s approval.
☐	I have not used my personal email address for business purposes.

Signature of Employee	Print Name of Employee

Date

Disciplinary History Disclosure:

☐	In the past ten years, I have not:
☐	been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony;
☐	been charged with any felony;
☐	been convicted of or plead guilty or nolo contendere in a domestic, foreign, or military court to a misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses; or

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☐	been charged with a misdemeanor listed in (iii).

For IARs only

I have reviewed my U4 (including the Disclosure Questions under Item 14).

☐	Nothing has changed since my last review of this document.
☐	The following change(s) have occurred:

I accept the terms of the Compliance Manual and will comply with the provisions therein.

Signature of Employee	Print Name of Employee

Date

Political Contributions Disclosure:

I have reported all political contributions made by myself and all others living in my household for the past two years.

I have not contributed in the past two years to an individual or campaign for anyone who might influence selection of investment advisors for any of our public fund clients or prospects.

Signature of Employee	Print Name of Employee

Date

Signature of Chief Compliance Officer	Date Reviewed

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As of November 2021

APPENDIX A

BENEFICIAL OWNERSHIP

An employee has a “beneficial ownership” interest in Reportable Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended. Examples of such pecuniary interests include (but are not limited to) when Reportable Securities are owned:

(1)	By an employee for his/her own benefit, whether bearer, registered in his/her own name or otherwise.

(2)	By others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators.

(3)	For an employee’s account by a pledgee.

(4)	By a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) some other person can direct by will a distribution of trust property or income to the employee.

(5)	By an employee as trustee or co-trustee, where either the employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

(6)	By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries.

(7)	By any partnership in which the employee or a company the employee controls (alone or jointly with others) is a general partner.

(8)	By a corporation or similar entity controlled by the employee alone or jointly with others.

(9)	In the name of the employee’s spouse (unless legally separated).

(10)	In the name of minor children of the employee or in the name of any relative of the employee or of his/her spouse (including an adult child) who is presently sharing the employee’s home. This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee’s home.

(11)	In the name of any person other than the employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to those of ownership.

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix A

(12)	In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest title in himself/herself.

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix A

APPENDIX B

INSIDER TRADING BACKGROUND

The Firm forbids you to trade, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicate material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Cultivar’s policy extends to activities outside as well as within your duties for the Firm.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider while in possession of material nonpublic information.

2.	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated.

3.	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the CCO.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Generally, information is “material” if there is a substantial likelihood a reasonable investor would consider it important in making his or her investment decisions or if it is reasonably certain to have a substantial effect on the price of a company’s securities. Information you should consider material includes, but is not limited to the following:

●	Dividend changes

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix B

●	Earnings estimates

●	Changes in previously released earnings estimates

●	Significant merger or acquisition proposals or agreements

●	Major litigation

●	Liquidation problems

●	Extraordinary management developments

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation, would be considered public.

Penalties for Insider Trading

Penalties for trading on, or communicating, material nonpublic information are severe for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation:

●	Civil injunctions

●	Treble damages

●	Disgorgement of profits

●	Jail sentences

●	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited

●	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of the Firm’s Code of Ethics can be expected to result in serious sanctions by the Firm, potentially including dismissal.

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix B

APPENDIX C

PERSONAL ACCOUNT TRADING REQUEST AND AUTHORIZATION FORM

Employee’s Name:	Date:

I hereby request authorization to enter into the following securities transaction:

Name of Company and Ticker Symbol (for bonds: CUSIP, coupon and maturity date):

Type of Order: Buy______Sell______Short______Short Against Box______Exchange______

Tender______Other______(Explain:______________________________________________________________________)

If sell, purchase date: ____________________________

Price: Market ______Limit ______Stop ______Number of shares (for bonds, principal amount): _________________

Broker/Dealer:	Bank:

Type of Account: Individual __________Joint __________Other __________(Explain:	)

Name and Number of Account:

This transaction is for investment purposes and to the best of my knowledge will comply with the relevant provisions of Cultivar’s Code of Ethics. I do not possess any material nonpublic information concerning the securities that are the subject of this transaction or the issuer thereof.

Signature of Employee

**********************************************************************

The above transaction is      approved based on information provided above and must be completed within three trading days from the date of approval. If the transaction has not been completed in whole or in part, approval may be extended at the discretion of the Chief Compliance Officer upon written request by the employee.

Chief Compliance Officer	Date

Authorized Signatory	Date

The above transaction is      disapproved for the following reason(s):

Chief Compliance Officer	Date

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix C

APPENDIX D

ANNUAL LIST OF PERSONAL ACCOUNTS

Required within 10 days of hire and annually thereafter

Name of Broker	Name(s) in Which Account Held	Account Number

LIST OF HOLDINGS OF REPORTABLE SECURITIES

I hereby certify that the following is a complete listing of all Reportable Securities held in Personal Accounts or otherwise “beneficially owned” by me (within the meaning described in the Firm’s Code of Ethics) as of the date hereof. I further acknowledge that failure to disclose fully all Reportable Securities will violate Cultivar’s Code of Ethics. DO NOT FILL THIS OUT IF YOU ARE ATTACHING COPIES OF STATEMENTS.

Name of Reportable Security	Ticker Symbol/CUSIP, Coupon, Maturity Date	Type of Security	Number of Shares/Principal Amount of Bonds	Date Acquired

☐	All Reportable Securities I own are on brokerage statements provided to Cultivar.

☐	I own no securities.

Name of Employee

Signature of Employee

Date

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix D

APPENDIX E

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Name: ___________________________________________

For the quarter _______________through _______________

I hereby certify that, except as expressly listed below,7 the transactions identified on the account statements and trade confirmations provided to Cultivar by my broker(s) reflect all of my personal securities transactions during the quarter identified above.

Additional Transactions

Date	Buy/ Sell	Name of Security	No. of Shares	Price	Broker

☐	I own no reportable securities.

☐	No trades executed this quarter.

☐	No trades conducted this quarter beyond those already reported to the Firm elsewhere.

Name of Employee

Signature of Employee

Date

7This may be used to report transactions in private placements, including investments in limited partnerships.

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix E

APPENDIX F

ANNUAL STATEMENT OF OUTSIDE BUSINESS ACTIVITIES

1.	Outside Activity

The following are all of the outside activities in which I am involved. “Outside activities” include any consulting, employment, advisory, independent contractor, directorship, officer position or other similar relationship with any person or entity other than the Firm for which I am compensated. Also reported are any charitable volunteer work involving clients, for example, serving on a foundation board of a client. I have indicated “none” if I am not involved in any such activity.

Outside Activity	Nature of Activity/Title

I have attached additional sheets if necessary.

2.	Ownership Interests

The following is a list of all of my ownership interests of (i) securities in private companies, (ii) privately placed securities in public companies and (iii) publicly traded securities if the amount thereof exceeds 5% of the outstanding shares or other units of the class of securities. I have indicated “none” if I have no such interests.

Name of Company	Class of Securities	Percentage Ownership

I have attached additional sheets if necessary.

I hereby certify that all of the foregoing information is true and correct as of the date hereof. I undertake to inform the CCO immediately should there be any changes or supplements to the foregoing information.

Signature of Employee	Print Name

Date

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix F

APPENDIX G (Optional)

GIFT LOG

Employee Name	Date Received	Type of Gift	Donor’s Name	Donor’s Company	Relationship to Cultivar	Approximate Value

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix G

APPENDIX H (Optional)

COMPARING TRADES

ISSUE OR TICKER	TRADE DATE	ORDER	CLIENT ACCOUNT	PERSONAL ACCOUNT	CLIENT PRICE	PERSONAL PRICE	PERSONAL TRADES PREAPPROVED?	COMMENTS

Sort by issue or ticker – then by trade date.

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix H

OUTSIDE MANAGER ATTESTATION

I ____________________________________hereby confirm that my account held at

____________________________________(custodian) is managed by

______________________________________(investment advisor). The investment advisor has discretionary authority on the account, placing all trades in the account on my behalf. I do not and will not request any trades be placed in this account. I will therefore request that an exemption to the reporting requirement be granted to me for this account. I will report to the CCO as soon as possible any change in the custodian, investment advisor, or if I should desire to place trades in this account.

(Name)

(Date)

Cultivar Capital, Inc.
Code of Ethics

As of August 2021

Appendix I